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                           FIRST FORTIS LIFE

                           INSURANCE COMPANY

                   Home Office-308 Maltbie Street
                              Suite 200
                       Syracuse, New York 13204
                           A Stock Company

We will pay the Annuitant the first of a series of annuity payments on the Annuity Commencement Date. Subsequent payments will be paid on the same day of each month according to the provisions of this contract.

This contract is issued in consideration of the attached application and the payment of the purchase payment shown on the Contract Data Page.

Signed for First Fortis Life Insurance Company at the Home Office, Syracuse, New York, on the contract date.


                       RIGHT TO RETURN CONTRACT

You may cancel this contract by delivering or mailing a written notice or sending a telegram to the company and returning the contract before midnight of the tenth day after the date you received it. Notice given by mail and return of the contract by mail are effective on being postmarked, properly addressed, and postage prepaid. The company must return the sum of (a) the difference between the premiums paid including any contract fees or other charges and the amounts allocated to any separate accounts including the fixed account under the contract and (b) the cash value of the contract, or if the contract does not have a cash value, the reserve for the contract, on the date the returned contract is mailed or actually delivered to the company or its agent. The company must return the payment within 10 days after it receives notice of cancellation and the returned contract.

               /s/ John J Hite                       /s/ Robert B Pollock
               ---------------                       --------------------
                 SECRETARY                               PRESIDENT

Flexible Premium Deferred Combination Variable and Fixed
Annuity-Non-participating. No Dividends.

ALL PAYMENTS AND VALUES PROVIDED BY THE SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO AMOUNT. PAYMENTS AND VALUES PROVIDED BY THE FIXED ACCOUNT ARE GUARANTEED AS FOUND IN THE CONTRACT. THE VARIABLE PROVISIONS OF THIS CONTRACT ARE FOUND ON PAGES 5 AND 6. IF A VARIABLE ANNUITY PAYOUT OPTION IS SELECTED, THE ANNUAL NET INVESTMENT RETURN MUST BE AT LEAST 4% IN ORDER TO AVOID A DECREASE IN THE AMOUNT OF THE VARIABLE ANNUITY PAYMENT. THE MAXIMUM ASSET CHARGE APPLICABLE TO THE SEPARATE ACCOUNT ASSETS UNDER THIS CONTRACT IS 1.35% ANNUALLY.

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                    READ YOUR CONTRACT CAREFULLY

This contract is a legal contract between the contract owner and First Fortis Life Insurance Company.

                         TABLE OF CONTENTS

                               PAGE #                                     PAGE #
Annuitant.....................    2    General Provisions................   4,5
Assignment....................    4    Purchase Payments.................     5
Beneficiary...................    4    Separate Account..................   5,6
Death Benefit.................    8    Surrenders........................     7
Definitions...................  2,3    Termination.......................     5
Fixed Account.................    5    Transfers.........................   6,7
Fixed Annuity Payments........    9    Variable Annuity Payments.........     9


Any contract amendments or endorsements follow the Contract Data Page. Additional benefits added by rider follow the Optional Annuity Forms Tables.

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                               CONTRACT DATA PAGE

INITIAL ALLOCATION OF NET PURCHASE PAYMENTS


ANNUITANT:

BENEFICIARY AT ISSUE: TWO PRIMARY

CONTRACT NUMBER:

CONTRACT DATE:

OWNER: PATRICIA R MCLEAN

ANNUITY COMMENCEMENT DATE:

INITIAL PURCHASE PAYMENT:

The Annual Administrative Charge is $30.00. (Waived if Contract Value is Over $25,000).

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                             DEFINITIONS

WE, US, OUR

    First Fortis Life Insurance Company.

YOU, YOUR

    The owner of this contract, or after the annuity commencement date, the annuitant.

ACCUMULATION UNIT

    A unit of measurement used to calculate the value of your interest in the separate account before the annuity commencement date.

ANNUITANT

    The person or persons named in the application and on whose life the first annuity payment is to be made. If more than one person is so named, all provisions of the contract which are based on the death of the "annuitant" will be based on the date of death of the last survivor of the persons so named. By example, the death benefit will become due only upon the death, prior to the annuity commencement date, of the last survivor of the persons so named. Collectively, these persons are referred to in the contract as "annuitant" or "annuitants." The contract owner is not permitted to name more than one annuitant under a contract used in connection with a retirement plan that receives favorable tax treatment under the Internal Revenue Code.

ANNUITY UNIT

    A unit of measurement to calculate variable annuity payments.

BENEFICIARY

    The person entitled to receive benefits as per the terms of the contract in case of the death of the annuitant or the contract owner.

CONTRACT YEAR

    A period of 12 consecutive date months beginning on the issue date or any anniversary thereafter.

FIVE YEAR ANNIVERSARY

    The fifth anniversary of a contract date, and each subsequent fifth anniversary of that date.

FIXED ANNUITY

    An annuity under which we promise to pay the annuitant or other properly designated payee one or more fixed payments.

FUND

    Each fund is a separate investment portfolio of Fortis Series Fund, Inc. a "series" type management investment company registered under the Investment Company Act of 1940.

NET PURCHASE PAYMENT

    The gross amount of the purchase payment less any applicable premium taxes.

PURCHASE PAYMENT

    An amount paid to the company under this contract as consideration for the benefits described herein.

                                       Page 2

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SEPARATE ACCOUNT

    A segregated investment account entitled Separate Account A, established by us pursuant to applicable law.

SUBACCOUNT

    The subaccounts of the Separate Account to which contract value may be allocated and earn a return. Each subaccount invests all of its assets in a different fund having the same investment policies and objectives as that subaccount.

VALUATION DATE

    All business days except, with respect to any subaccount, days on which the related fund does not value its shares.

VALUATION PERIOD

    The period beginning with the close of business on a valuation date and ending at the close of business for the next valuation date.

VARIABLE ANNUITY

    An annuity under which we promise to pay the annuitant or other properly designated payee one or more payments which vary in amount in accordance with the net investment experience of the applicable subaccounts you select to measure the value of the contract.

WRITTEN, IN WRITING

    A written request or notice, signed and dated, and received at our home office. The form and content of the request or notice must be acceptable to us.

                                       Page 3

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GENERAL PROVISIONS

THE CONTRACT
This contract, the application and any attached riders constitute the entire contract. Any change or waiver of this contract or its provisions must be made in writing and signed by our President, Secretary, and Registrar.

CONTROL
You may, during the lifetime of the Annuitant and without the consent of the beneficiary, assign or surrender this contract, amend or modify it with our written consent, and exercise, receive and enjoy every other right, benefit and privilege contained in this contract except as otherwise provided herein.

INCONTESTABILITY
This contract will be incontestable from the contract date.

MISSTATEMENT OF AGE
If the age of the annuitant has been misstated, any amount payable will be that which the purchase payments paid would have purchased at the correct age. If we have made any overpayments because of incorrect information about age, or any error or miscalculation, we will deduct the overpayment from the next payment(s) due. We add underpayments to the next payment. The amount of any adjustment will be paid or charged with interest at the rate of 4% per year.

ASSIGNMENT OF OWNERSHIP RIGHTS
During the lifetime of the Annuitant and prior to the Annuity Commencement Date You may change the ownership of this contract. An ownership change must be made in writing and a copy must be sent to our home office. The change will be effective on the date it was made as soon as we record it, although we are not bound by a change until the date it is recorded. Owner and beneficiary rights are subject to any assignment of record at our home office.

SETTLEMENT
All benefits under this contract are payable from our home office.

NON-PARTICIPATING
This contract is non-participating and does not share in our surplus earnings.

OWNERSHIP OF THE ASSETS
We will have exclusive and absolute ownership and control of our assets, including all assets allocated to the separate account. That portion of the assets of the separate account equal to the reserves and other contract liabilities with respect to the separate account shall not be chargeable with liabilities arising out of any other business we may conduct.

BENEFICIARY
Before the annuity commencement date and while the annuitant is living, you may name or change a beneficiary, a successor beneficiary, or the successor owner by giving us written notice of the change. We are not responsible for the validity of any change. A change will take effect as of the date it is signed but will not affect any payments we make or action we take before receiving your notice. We need the consent of any irrevocably named person before making a requested change.

Except as otherwise provided below, the beneficiary will be the beneficiary designated by the contract owner. If there is no such designated beneficiary in effect or if such designated beneficiary is no longer living, the contract owner or his estate, will be the beneficiary. However, in the event of the death of a contract owner prior to the annuity commencement date and if there are surviving owners, the surviving owners will be the beneficiaries in equal shares, notwithstanding that the beneficiaries designated by the contract owners may be different.

REPORTS
At least once a year we will send you a report containing information required by the Investment Company Act of 1940 and applicable state laws.

CHANGE OF INVESTMENT ADVISOR OR INVESTMENT POLICY
Unless otherwise required by law or regulation, the investment advisor or any investment policy may not be changed without our consent. Any investment policy will not be changed unless a statement of the change is filed with and approved by the Superintendent of Insurance of the State of New York. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this policy is delivered. You will be notified of any material investment policy change which has been approved. Notification of an investment policy change will be given in advance if you have the right to comment on or vote on such change.

Any substitution of the underlying investments of any subaccount will comply with all applicable requirements of the Investment Company Act of 1940 and rules thereunder.

VALUES AND BENEFITS
The values and benefits payable under this contract are at least equal to the minimum values and benefits required by the statutes of the state in which this contract is delivered.

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RIGHTS RESERVED BY US
Upon notice to You, the Contract may be modified by Us, but only if such modification is necessary:

(1) To make the contract meet the requirements of the Investment Company Act of 1940.

(2) To operate the Separate Account in any form permitted by law.

(3) To transfer any assets in any subaccount to another subaccount, or to one or more separate accounts, or to the fixed account.

(4) To add, combine or remove subaccounts in the separate account.

(5) To substitute for the fund shares held in any subaccount, the shares of another fund of Fortis Series or the shares of another investment company or any other investment permitted by law.

(6) To make any changes as required by the Internal Revenue Code or by any other applicable law in order to continue treatment of the contract as an annuity.

Any changes described above are subject to the prior approval of the Superintendent of Insurance of the State of New York. Also, when required, we will obtain your approval of any changes.

PURCHASE PAYMENTS
The purchase payment shown on the contract data page is due on or before the contract date. We will accept additional purchase payments of at least $50 at any time after the contract date.

The total of all purchase payments for all annuity policies issued by us having the same owner or annuitant may not exceed $1 million (with not more than $500,000 allocated to the fixed account) without our prior approval. We reserve the right to modify these maximums at any time.

ALLOCATION OF PURCHASE PAYMENTS
The initial allocation of purchase payments is shown on the contract data page. The percentage allocation for future purchase payments between the accounts may be changed at any time by written notice. Changes in allocations of prior purchase payments are subject to the Transfer Provision. Changes in the allocation will be effective on the date we receive your notice. The allocation may be 100% to any account or may be divided among the accounts in whole percentage points totalling 100%.

TERMINATION
This contract remains in force until surrendered for its full value.

If the contract value is less than $1,000, we may cancel this contract on any contract anniversary which is a valuation date or the next valuation date if the contract anniversary is not valuation date. We will notify you at least 90 days in advance of our intention to cancel this contract. Upon such cancellation we will pay you your contract value.

FIXED ACCOUNT

Purchase Payments will be allocated to the fixed account in the percentage you specified. Interest will be credited to the account at rates we determine. We will not change interest rates with respect to any amount more than once each calendar year. The interest credited will not be less than 4% per year.

FIXED ACCOUNT VALUE
The fixed account value on any valuation date is:

(1) The sum of your net purchase payments allocated to the fixed account.

(2) PLUS any transfers from the separate account.

(3) PLUS interest credited as specified above.

(4) MINUS any surrenders, surrender charges, and annual administrative charges to the fixed account.

(5) MINUS any transfers to the separate account.

SEPARATE ACCOUNT

SUBACCOUNTS
The separate account has several subaccounts, each investing in one of the corresponding funds. Net purchase payments are initially allocated to the subaccounts and the fixed account as shown on the contract data page.

Income, gains, and losses, whether or not realized, from assets allocated to the subaccounts of the separate account are credited to or changed against the subaccounts of the separate account without regard to Our other income, gains, or losses.

We will use the net purchase payments to purchase fun shares applicable to the subaccounts at their net asset value. We will be the owner of all fund shares purchased with the net purchase payment.

                                       Page 5

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SUBACCOUNT ACCUMULATION UNITS
Purchase Payments received under this contract and allocated to the separate account will be credited in the form of subaccount accumulation units. The number of subaccount accumulation units is found by dividing the amount of the net purchase payment allocated to the subaccount by the subaccount accumulation unit value at the end of the valuation period in which the purchase payment was received at the home office. The value of each subaccount accumulation unit was arbitrarily set as of the date the subaccount first purchased the fund shares. Subsequent values on any valuation date are equal to the previous subaccount accumulation unit value times the net investment factor for the valuation period ending on that valuation date.

SEPARATE ACCOUNT VALUE
Your separate account value is the total of the values of your interest in each subaccount, which for that subaccount is equal to:

(1) The number of subaccount accumulation units.

(2) TIMES the subaccount accumulation unit value.

Your separate account value will vary from valuation date to valuation date reflecting the total value of your interest in the subaccounts.

CONTRACT VALUE

Your contract value is the total of the fixed account value and the separate account value.

NET INVESTMENT FACTOR

The net investment factor is an index number which reflects charges to this contract and the investment performance during a valuation period. If the net investment factor is greater than one, the subaccount accumulation unit value has increased. If it is less than one, then the subaccount accumulation unit value has decreased.

The net investment factor for a subaccount is determined by dividing (1) by
(2), and then subtracting (3) from the result, where:

(1) is the net result of:

    (a) the net asset value per share of the fund shares held in the subaccount, determined at the end of the current valuation period.

    (b) PLUS the per share amount of any dividend or capital gain distributions made on the fund shares held in the subaccount during the current valuation period.

    (c) MINUS a per share charge for the increase PLUS a per share credit for the decrease, in any income taxes reserved for which we determine to have resulted from the investment operations of the subaccount or any other taxes which are applicable to this contract.

(2) is the net asset value per share of the fund shares held in the subaccount, determined at the beginning of the current valuation period.

(3) is a factor representing the mortality risk, expense risk, and administrative expense charge. The annual charge is 1.35% (.8% for mortality risk, .45% for expense risk and .10% for administrative expense charge).

ANNUAL ADMINISTRATIVE CHARGE
AND PREMIUM TAXES
We will deduct an annual administrative charge of $30 at the following times:

(1) On each contract anniversary.

(2) On the surrender of this contract for its full value if not surrendered on a contract anniversary.

This charge will be waived if the contract value at the end of the contract year (or upon total surrender) is $25,000 or more.

Premium taxes, if any, levied by any unit of government will be deducted from the contract value.

These deductions will be made from the fixed account and separate account on a pro rata basis. The amount deducted from the separate account value will be deducted by an automatic surrender of subaccount accumulation units on a pro rata basis.

TRANSFERS

We will make transfers at the end of the valuation period in which we receive your request for the transfer subject to the restrictions shown below. There are no charges for the transfer other than any that may be made by the funds.

FIXED ACCOUNT TRANSFERS
Before the annuity commencement date, you may transfer part or all of the fixed account value from the fixed account to the separate account subject to the following:

(1) You may only make a transfer once each contract year.

(2) No more than 50% of the fixed account value may be transferred unless the balance after the transfer would be less than $1,000. If the value is less than $1,000, you may transfer the entire balance to the separate account.

(3) You must transfer at least $500 or the total fixed account value, if less.

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No transfers from the fixed account may be made after the annuity commencement date.

SEPARATE ACCOUNT TRANSFERS
You may make transfers among the subaccounts of the separate account or to the fixed account during the contract year.

SURRENDERS

TOTAL SURRENDER
At any time prior to the annuity commencement date and during the lifetime of the annuitant, you may surrender this contract by sending us a written request. The amount payable on surrender is:

(1) The contract value at the end of the valuation period in which we receive your request.

(2) MINUS the annual administrative charge if the surrender does not occur on a contract anniversary.

(3) MINUS any applicable surrender charge.

Upon payment of the above surrender amount, this contract is terminated and we have no further obligation under this contract.

All collateral assignees must consent to any surrender. We may require that this contract be returned to our home office prior to making payment.

PARTIAL SURRENDER
At any time prior to the annuity commencement date and during the lifetime of the annuitant, you may surrender a portion of the fixed account value and/or the separate account value by sending us a written request.

You must surrender an amount equal to at least $500 including any surrender charge. The remaining contract value, if any, must be at least $1,000.

We will surrender subaccount accumulation units from the variable account, and/or dollar amounts from the fixed account, so that the total amount surrendered equals the sum of the following:

(1) The dollar amount of your partial surrender request.

(2) PLUS any surrender charges.

You must specify the accounts from which surrender is to be made. Surrenders will be made effective the end of the valuation period in which we receive your request.

SURRENDER CHARGES

ORDER OF SURRENDER
For purposes of determining surrender charges, the contract value is divided into the following categories:

(1) New Purchase Payments - purchase payments we received within five years of the date of surrender or partial surrender.

(2) Old Purchase Payments - purchase payments not defined as new purchase payments.

(3) Earnings.

Surrenders will be taken from the contract value available in the following order:

(1) Old purchase payments.

(2) New purchase payments.

(3) Earnings.

SURRENDER WITHOUT CHARGE
Surrenders taken from the following amounts are not subject to a surrender charge:

(1) Old purchase payments not already surrendered.

(2) 10% of all new purchase payments.

(3) Any earnings available after all purchase payments have been surrendered.

AMOUNT OF SURRENDER CHARGE
The surrender charge is found by multiplying the amount of the surrender which is not eligible for a free surrender by .05. The surrender charge will be deducted proportionately from the fixed account and/or the subaccounts from which the surrender is taken.

GENERAL SURRENDER PROVISIONS
The amount surrendered, minus any charges, will normally be paid to you within 7 days of:

(1) receipt of your written request; and

(2) receipt of your contract, if required.

                                       Page 7
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We have the right to defer payment of surrenders from the fixed account for up to 6 months from the date we receive your request.

DEATH BENEFIT

DEATH BENEFIT BEFORE THE ANNUITY
COMMENCEMENT DATE
If the annuitant or contract owner dies prior to the annuity commencement date (or upon the first death of an owner where there are multiple owners), a death benefit will be paid to the beneficiary. Where a contract owner dies before the annuity commencement date and there are one or more surviving owners, the beneficiary of the death benefit will be the surviving owner or owners, in equal shares, rather than the beneficiary designated by the contract owners.

The death benefit will equal the greater of:

(1) the sum of all net purchase payments made, less all prior surrenders (other than any automatic surrenders made to pay the annual administrative charge) and previously-imposed surrender charges.

(2) the contract value as of the date used for valuing the death benefit, or

(3) the contract value (less the amount of any subsequent surrenders and surrender charges) as of the contract's five year anniversary immediately preceding the earlier of (a) the date of death of either the contract owner or the annuitant, or (b) the date either first reaches his or her 75th birthday.

If a contract owner dies before the annuity commencement date, the death benefit must be distributed to the beneficiary, either (1) within five years after the date of death of the contract owner, or (2) over some period not greater than the life or life expectancy of the beneficiary, with payments beginning within one year after the date of death of the contract owner. These mandatory distribution requirements will not apply when the beneficiary designated by the contract owner is the spouse of the deceased contract owner, if the spouse elects to continue the contract in the spouse's own name as contract owner.

If the Owner of this contract is a corporation or other non-individual, then for purposes of the mandatory distribution requirements described in this section the Annuitant will be deemed to be the Owner.

We will pay a single sum to the beneficiary unless an annuity option is chosen. The beneficiary will receive the death benefit as of the end of the valuation period in which we receive:

(1) proof of the annuitant's or owner's death and

(2) A written request from the beneficiary for either a single sum payment or payment under an annuity form.

DEATH BENEFIT ON OR AFTER
THE ANNUITY COMMENCEMENT DATE
If the annuitant dies on or after the annuity commencement date, the beneficiary will receive the death benefit, if any, as provided by the annuity form in effect.

In any event, to the extent required by the Internal Revenue Code, the remaining interest payable to the beneficiary will be distributed at least as rapidly as the method of distribution used at the date of death.

PROOF OF DEATH
We accept any of the following as proof of death:

(1) A copy of a certified death certificate.

(2) A copy of a certified decree of a court of competent jurisdiction as to the finding of death.

(3) A written statement by a medical doctor who attended the deceased at the time of death.

(4) Any other proof satisfactory to us.

PAYMENT OF BENEFITS

GENERAL
On the annuity commencement date, the contract value will be applied, as specified by the contract owner, to provide payments to the annuitant under one or more of the annuity options provided in the contract or under such other settlement options as may be agreed to by the Company. If more than one person is named as annuitant, due to the designation of multiple annuitants, the contract owner may elect to name one of such persons to be the sole annuitant as of the annuity commencement date.

APPLICATION OF CONTRACT VALUE
We apply the fixed account value to provide a fixed annuity, and the variable account value to provide a variable annuity, unless you tell us in writing to apply fixed and variable account values in different proportions. If the contract value on the annuity commencement date is less than $2,000, we may pay the contract value in a single sum and cancel this contract.

ANNUITY COMMENCEMENT DATE
The annuity commencement date is selected by you and stated in the application. The date must be before the annuitant's 75th birthday unless we agree to it. You may change the annuity commencement date at any time if we receive written notice at least 30 days before both the current annuity commencement date and the new annuity commencement date. The Annuity

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Commencement Date cannot be later than the Annuitant's 85th birthday.

If the annuity commencement date does not occur on a valuation date that is at least 2 years after the issue date, we reserve the right to change the annuity commencement date to the first valuation date that is at least 2 years after the issue date.

FREQUENCY AND AMOUNT OF PAYMENTS
Annuity payments will be made monthly unless we agree to a different payment schedule. We reserve the right to change the frequency of either a fixed annuity payment or a variable annuity payment so that each payment will be at least $50.

FIXED ANNUITY PAYMENTS

Fixed annuity payments start on the end of the valuation period that contains the annuity commencement date. The amount of the first monthly payment for the annuity form selected will be at least as favorable as the annuity tables of this contract for each $1,000 of contract value applied as of the end of such valuation period.

We may, as of the annuity commencement date offer for sale single premium annuity contracts. If so, the annuity benefits available under this contract will be at least as favorable as the benefit available by using the contract value to purchase one of our single premium immediate annuities.

The dollar amount of any payments after the first payment are specified during the entire period of annuity payments, according to the provisions of the annuity form selected.

VARIABLE ANNUITY PAYMENTS

ANNUITY UNITS
We convert the subaccount accumulation units into subaccount annuity units at the values determined at the end of the valuation period which contains the annuity commencement date. The number of subaccount annuity units remains constant, as long as an annuity remains in force and allocation among the subaccounts has not changed.

Each subaccount annuity unit value was arbitrarily set at $10 when the subaccount first converted subaccount accumulation units into annuity units. Subsequent values on any valuation date are equal to the previous subaccount annuity unit value times the net investment factor for that subaccount for the valuation period ending on that valuation date, with an offset for the 4% assumed interest rate used in the annuity tables of this contract.

Variable annuity payments start on the end of the valuation period that contains the annuity commencement date. The amount of the first monthly payment for the annuity form selected, is shown on the annuity tables of this contract for each $1,000 of contract value applied as of the end of such valuation period.

Payments after the first payment will vary in amount and are determined on the first valuation date of each subsequent monthly period. If the monthly payment under the annuity form selected is based on the variable annuity unit value of single subaccount, the monthly payment is found by multiplying the subaccount unit value on the payment date by the number of subaccount annuity units.

If the monthly payment under the annuity form selected is based upon variable annuity unit values of more than one subaccount, the above procedure is repeated for each applicable subaccount. The sum of these payments is the variable annuity payment.

We guarantee that the amount of each payment after the first payment will not be affected by variations in expense or mortality experience.

OPTIONAL ANNUITY FORMS

You may select an annuity form or change a previous selection. The selection or change must be in writing and received by us at least 30 days before the annuity commencement date. If no annuity form selection is in effect on the annuity commencement date, we automatically apply Option B, with payments guaranteed for 10 years.

The following options are available for the fixed annuity payments and the variable annuity payments:

OPTION A. LIFE ANNUITY - Payments are made as of the first valuation date of each monthly period during the annuitant's life, starting with the annuity commencement date. No payments will be made after the annuitant dies.

OPTION B. LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS OR 20 YEARS - Payments are made as of the first valuation date of each monthly period starting on the annuity commencement date. Payments will continue as long as the annuitant lives. If the annuitant dies before all of the guaranteed payments have been made, we will continue installments of the guaranteed payments to the beneficiary.

OPTION C. JOINT AND FULL SURVIVOR ANNUITY - Payments are made as of the first valuation date of each monthly period starting with the annuity commencement date. Payments will continue as long as either the annuitant or the joint annuitant is alive. Payments will stop when both the annuitant and the joint annuitant have died.


                                    Page 9
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                                OPTION TABLES

Installments shown are for an initial monthly payment for each $1,000 of contract value applied under an option. Age, as used in these tables, is age as of nearest birthday on the annuity commencement date. Rates for monthly payments for ages and periods certain not shown, if allowed by us, will be computed on an actuarially equivalent basis.

ACTUARIAL BASIS

Installments shown in these tables are based on the 1983 Table a (20/80 Male/Female) and compound interest at the effective rate of 4% per year.

                     OPTIONS A AND B

-------------------------------------------------------------
                      10 YEAR PERIOD         20 YEAR PERIOD
AGE    LIFE ONLY     CERTAIN AND LIFE       CERTAIN AND LIFE
-------------------------------------------------------------
50      4.56              4.54                   4.45
51      4.63              4.60                   4.50
52      4.69              4.66                   4.55
53      4.76              4.73                   4.60
54      4.84              4.80                   4.66
55      4.92              4.87                   4.72
56      5.00              4.95                   4.78
57      5.09              5.03                   4.84
58      5.18              5.12                   4.90
59      5.29              5.21                   4.96
60      5.39              5.30                   5.03
61      5.51              5.41                   5.09
62      5.63              5.51                   5.16
63      5.76              5.63                   5.23
64      5.90              5.75                   5.29
65      6.05              5.87                   5.36
66      6.21              6.01                   5.42
67      6.38              6.15                   5.49
68      6.57              6.29                   5.55
69      6.76              6.45                   5.60
70      6.98              6.61                   5.66
71      7.21              6.78                   5.71
72      7.46              6.95                   5.75
73      7.73              7.13                   5.79
74      8.02              7.31                   5.83
75      8.33              7.50                   5.86
-------------------------------------------------------------

                                    OPTION C

                   -----------------------------------------
                              JOINT ANNUITANT AGE
                    50       55      60       65        70
------------------------------------------------------------
             50    4.14     4.24    4.33     4.40       4.45
ANNUITANT    55    4.24     4.38    4.52     4.63       4.72
   AGE       60    4.33     4.52    4.71     4.89       5.05
             65    4.40     4.63    4.89     5.15       5.41
             70    4.45     4.72    5.05     5.41       5.78
------------------------------------------------------------

            Flexible Premium Deferred Combination Variable and Fixed
                      Annuity-Non participating. No Dividends.



                              FIRST FORTIS LIFE
                              INSURANCE COMPANY
            308 Maltbie Street, Suite 200, Syracuse, New York 13204
                                1-800-745-8248

                      FIRST FORTIS LIFE INSURANCE COMPANY

                       SYSTEMATIC TRANSFER ENDORSEMENT

This Endorsement is a part of the contract to which it is attached.

This Endorsement adds a Systematic Transfer Option to the contract which allows You to automatically transfer amounts from one selected subaccount (from among those being allowed by Us under this option at such time) to one or more Subaccounts on a periodic basis.

This option applies only if elected by You as described below. Your election of this option will have no affect on benefits provided by the contract, other than as specifically provided herein. The terms defined in the contract and in any other endorsement attached to the contract will have the same meaning when used in this Endorsement.

ELECTION OF SYSTEMATIC TRANSFER OPTION - Upon written notice to Us before the annuity commencement date, in the form and manner provided by Us, You may elect to automatically transfer amounts from one selected Subaccount (from among those allowed by us at such time), or from the fixed account if the fixed account for the contract to which this Endorsement is attached is not subject to a market value adjustment, to one or more Subaccounts on a monthly, quarterly, semi-annual, or annual basis, subject to the provisions of this Endorsement.

TRANSFER ALLOCATION - Your written request for this option must specify: (a) the Subaccount(s), or the fixed account if applicable, from which the transfers are to be made; (b) the dollar amount of each monthly transfer, subject to the minimum and maximum transfer amount described below; and (c) the Subaccount(s) to receive the transferred amounts.

MINIMUM CONTRACT VALUE - The contract value must be at least $5,000 at the time of Your written election and of the first automatic transfer made under this option. We reserve the right to increase this amount, if You have not yet elected this option, by advanced written notice to You.

MINIMUM AND MAXIMUM TRANSFER AMOUNT - The minimum amount that can be transferred from a selected Subaccount, or fixed account if applicable, is $50, or $100 if the contract to which this Endorsement is attached has a fixed account which is subject to a market value adjustment. If the transfer is from the fixed account of a contract which does not provide for a market value adjustment and the transfer is being made on a monthly basis, the maximum amount of the monthly transfer is 1/36 of the premium payments which have been allocated to the fixed account. These minimum amounts may be increased by Us, or these maximum amounts may be decreased by Us, if You have not yet elected this option, upon advance written notice to You, provided that any such changes shall not violate limits otherwise imposed under the terms of the contract to which this Endorsement is attached.

COMMENCEMENT OF SYSTEMATIC TRANSFER - Transfers under this option will commence as follows. Where this option is elected at the time that the contract is applied for, the first transfer will be made on the monthly, quarterly, semi-annual, or annual (dependent upon the frequency elected by You) anniversary date of the contract issue date. Subsequent transfers will be made on the monthly, quarterly, semi-annual, or annual anniversary date thereafter.

Where this option is elected after the contract is issued, the first transfer will be made on the monthly, quarterly, semi-annual, or annual (dependent upon the frequency elected by You) anniversary date of the date upon which We receive the written notice of Your election of this option in good form.

If any systematic transfer date is not a Valuation Date, the systematic transfer for that date will occur on the next following Valuation Date.

We reserve the right, upon advance written notice to You, to change the day of the month on which transfers commence and/or are made under this option.

Transfers under this option will be in addition to any other transfer You may make in accordance with the terms of the transfer provisions of the contract. Contrary conditions outlined under the transfer provisions of the contract will be waived only for transfers made under this option.

TERMINATION OF SYSTEMATIC TRANSFER OPTION - Systematic Transfers will continue in effect unless terminated due to the occurrence of one of the following events:

(a) the transfer amount has depleted the value of the selected Subaccount or fixed account from which such transfers are made; or

(b) the contract is annuitized, surrendered or otherwise distributed as a result of the death of You or the Annuitant; or

(c)  You give us a written request to discontinue this option.

               /s/ John J Hite                       /s/ Robert B Pollock
               ---------------                       --------------------
                 SECRETARY                               PRESIDENT

                       FIRST FORTIS LIFE INSURANCE COMPANY

                   AUTOMATIC PORTFOLIO REBALANCING ENDORSEMENT

This Endorsement is a part of the contract to which it is attached.

This Endorsement adds an automatic portfolio rebalancing option to the contract which allows You to automatically transfer amounts on a periodic basis among the Subaccounts, and the fixed account if the fixed account for the contract to which this Endorsement is attached is not subject to a market value adjustment, to maintain the allocation which You have selected.

This option applies only if elected by You as described below. Your election of this option will have no affect on benefits provided by the contract, other than as specifically provided herein. The terms defined in the contract and in any other endorsement attached to the contract will have the same meaning when used in this Endorsement.

ELECTION OF AUTOMATIC PORTFOLIO REBALANCING OPTION - Upon written notice to Us before the annuity commencement date, in the form and manner provided by Us, You may elect to automatically transfer amounts among the Subaccounts, and the fixed account if the fixed account for the contract to which this Endorsement is attached is not subject to a market value adjustment, such that the values in each account selected by You will, on the reallocation date, be equal to that percentage of the total contract value which You have selected. The automatic reallocations may be made on a quarterly, semi-annual, or annual basis, as selected by You.

Your written request for this option must specify: (a) the frequency of the reallocations, and (b) the accounts to which allocations are desired and the percentage of Your total account value to be allocated to each account selected.

MINIMUM CONTRACT VALUE - The contract value must be at least $10,000 at the time of Your written election and of the first automatic rebalancing made under this option. We reserve the right to increase this amount, if You have not yet elected this option, by advanced written notice to You.

COMMENCEMENT OF AUTOMATIC REBALANCING - Automatic rebalancing under this option will commence as follows. If You have selected quarterly rebalancing, the rebalancing will occur on March 31, June 30, September 30 and December
31. If You have selected semi-annual rebalancing, the rebalancing will occur on June 30 and December 31. If You have selected annual rebalancing, the rebalancing will occur on December 31. If this option is elected at the time that the contract is applied for, the first rebalancing will occur on the first rebalancing date after the contract issue date. If You elect this option after the contract is issued, the first rebalancing will occur on the first rebalancing date after We receive the written notice of Your election of this option in good form. If any rebalancing date is not a Valuation Date, the automatic rebalancing for that date will occur on the next following Valuation Date.

We reserve the right, upon advance written notice to You, to change the day of the month on which automatic rebalancing commences and/or subsequently occurs under this option.

Transfers under this option will be in addition to any other transfer You may make in accordance with the terms of the transfer provisions of the contract. Contrary conditions outlined under the transfer provisions of the contract will be waived only for transfers made under this option.

TERMINATION OF AUTOMATIC PORTFOLIO REBALANCING OPTION - The automatic portfolio balancing will continue in effect unless terminated due to the occurrence of one of the following events:

(1) the contract is annuitized, surrendered or otherwise distributed as a result of the death of You or the Annuitant; or

(2)  You give us a written request to discontinue this option.


               /s/ John J Hite                       /s/ Robert B Pollock
               ---------------                       --------------------
                 SECRETARY                               PRESIDENT

                     FIRST FORTIS LIFE INSURANCE COMPANY

                   SYSTEMATIC WITHDRAWAL OPTION ENDORSEMENT

This Endorsement is a part of the contract to which it is attached.

This Endorsement adds a Systematic Withdrawal Option to the contract which allows You to automatically withdraw amounts from one or more Subaccounts, or the fixed account if the fixed account for the contract to which this Endorsement is attached is not subject to a market value adjustment, on a periodic basis.

This option applies only if elected by You as described below. Your election of this option will have no affect on other rights and benefits provided by the contract except as set forth herein. The terms defined in the contract and in any other endorsement attached to the contract will have the same meaning when used in this Endorsement.

ELECTION OF SYSTEMATIC WITHDRAWAL OPTION - Upon written notice to Us before the annuity commencement date, in the form and manner provided by Us, You may elect to automatically withdraw amounts from one or more Subaccounts, or from the fixed account if the fixed account for the contract to which this Endorsement is attached is not subject to a market value adjustment, on a monthly, quarterly, semi-annual, or annual basis, subject to any withdrawal limitations imposed under any applicable Federal or State law, rules or regulations and further subject to the provisions of this Endorsement.

FUND ALLOCATION - All systematic withdrawals will be taken from the Subaccounts, or the fixed account if applicable, selected by You based on the percentage allocations specified by You.

MINIMUM CONTRACT VALUE - There is no required minimum contract value at the time of Your written election. However, We reserve the right to impose or increase the minimum amount, if You have not yet elected this option, by advanced written notice to You.

SYSTEMATIC WITHDRAWAL AMOUNT - The minimum amount of each systematic withdrawal may not be less than $50, or $100 if the contract to which this Endorsement is attached has a fixed account which is subject to a market value adjustment. The minimum amounts may be increased by Us, if You have not yet elected this option, upon advance written notice to You, provided that any such changes shall not violate limits otherwise imposed under the terms of the contract to which this Endorsement is attached.

COMMENCEMENT OF SYSTEMATIC WITHDRAWALS - Systematic withdrawals will commence as follows. Where this option is elected at the time that the contract is applied for, the first withdrawal will be made on the monthly, quarterly, semi-annual, or annual (dependent upon the frequency elected by You) anniversary date of the contract issue date. Subsequent withdrawals will be made on the monthly, quarterly, semi-annual, or annual anniversary date thereafter.

Where this option is elected after the contract is issued, the first withdrawal will be made on the monthly, quarterly, semi-annual, or annual (dependent upon the frequency elected by You) anniversary date of the date upon which We receive the written notice of Your election of this option in good form.

If any systematic withdrawal date is not a Valuation Date, the systematic withdrawal for that date will occur on the next following Valuation Date.

We reserve the right, upon advance written notice to You, to change the day of the month on which withdrawals commence and/or are made under this option.

Systematic withdrawals will be subject to any withdrawal or surrender charges imposed by the contract.

TERMINATION OF SYSTEMATIC WITHDRAWALS - The Systematic Withdrawal Option will continue in effect unless terminated due to the occurrence of one of the following events:

(1) the withdrawal amount has depleted the value of the selected Subaccount or fixed account from which such withdrawals are made; or

(2) the contract is annuitized, surrendered or otherwise distributed as a result of the death of You or the Annuitant; or

(3)  You give us a written request to discontinue this option.

               /s/ John J Hite                       /s/ Robert B Pollock
               ---------------                       --------------------
                 SECRETARY                               PRESIDENT

                       FIRST FORTIS LIFE INSURANCE COMPANY
                              308 MALTBIE STREET
                                   SUITE 200
                              SYRACUSE, NY 13204

                                     ROTH
                     INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This Endorsement is made a part of the attached contract.

As annuitant, you are the owner of the contract. The contract is established for the exclusive benefit of you and your beneficiaries.

The contract is endorsed to qualify as a Roth Individual Retirement Annuity (Roth IRA) under the Taxpayer Relief Act of 1997 and any of its amendments. The following provisions supersede any contrary provisions of the contract.

ASSIGNMENT AND OWNERSHIP RIGHTS
This contract is nontransferable and may not be assigned, sold, transferred, discounted, or pledged as collateral or as security, except as may be provided in the Internal Revenue Code of 1986, as amended (the Code).

PURCHASE PAYMENTS
Except in the case of a qualified rollover described in Section 408A(e) of the Code, or as otherwise provided by law, you may not make purchase payments in excess of $2,000 for any taxable year. All purchase payments shall be in cash.

Lower annual purchase payment limits may apply based on your applicable adjusted gross income and on your other IRA contributions for the year. It is your responsibility to monitor and follow any lower annual limits and to notify us when a qualified rollover occurs. The annual limits and the qualified rollover rules are described in accompanying disclosure.

Purchase payments up to $2,000 for a year, or which you tell us are qualified rollovers, will be invested subject to contract terms. Purchase payments in excess of actual limits will not enjoy the tax advantages of a Roth IRA and must be withdrawn to avoid tax penalties.

Any refund of purchase payments (other than those distributed to you as excess contributions) will be applied to the purchase of additional benefits under this contract.

SURRENDERS
You may be subject to tax penalties under the Code and under state law if you request a partial or complete surrender before you reach age 59 1/2. You may not be subject to the tax penalties if: (1) you become disabled as defined by the Code; (2) the entire interest in this contract is received and invested in a similar plan which is entitled to similar tax treatment under the Code; or (3) the distribution qualifies for another exemption from the penalty tax pursuant to Code provisions.

You may owe federal ordinary income taxes on the taxable part of any distribution unless you have satisfied the five year holding period requirement specified under the Code and are 59 1/2 or older or disabled within the meaning of pertinent Code provisions or qualify for another exemption from federal income tax pursuant to Code provisions. Your beneficiary, after your death, may owe federal ordinary income taxes on any distribution to him or her unless any five year holding period specified under the Code is satisfied.

Under the Code, an individual is considered to be disabled if he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long continued and indefinite duration. An individual must furnish proof of such disability in such form and manner as the IRS may require.

Actual federal tax rules may differ from the above because new federal tax laws, regulations, and rulings may cause rule changes. State and local taxes may also apply to distributions. See your tax adviser before taking distributions.

DEATH BENEFIT-MINIMUM DISTRIBUTION
The distribution of your contract value at your death shall be made in accordance with the minimum distribution requirements of Section 408(b)(3) of the Code as modified by Section 408A(c)(5) of the Code. If you die before your entire interest is distributed, the entire remaining interest will be distributed as follows:

      If you die before you commence an annuity form of payment, unless you made the election previously, your designated beneficiary must elect to have the entire remaining interest distributed as follows: Option 1--by December 31st of the year containing the fifth anniversary of your death; or Option 2--in equal or substantially equal payments over the life or life expectancy of your designated beneficiary starting by December 31st of the year following the year of your death. If, however, the designated beneficiary is your surviving spouse, distribution is not required at your death, but shall be required at the death of your spouse as if he or she had been the contract owner.

      If no election is made, the automatic option shall be Option 1 above for a beneficiary who was not your spouse on the date of your death and shall be no distribution at all for a beneficiary who was your spouse on the date of your death. Option 2 is not an annuity form of payment unless such a form of payment is specifically elected. Unless an annuity form of payment is elected, payments cease when your contract value is exhausted. If an annuity form of payment is elected, payments continue during the term and in the amount specified for that form of payment.

      If there is more than one beneficiary or there is a nonperson beneficiary, the proposed income tax regulations regarding such beneficiary, to the extent effective, limit the payment options available to beneficiaries hereunder.

LIFE EXPECTANCY FOR MINIMUM DISTRIBUTION AT DEATH
For an annuity form of payment, life expectancy shall be calculated at the time the payments begin and shall not be recalculated except as agreed upon by you and the Company subject to IRS rules.

For any other method of minimum distribution, the following rules apply:
Unless otherwise elected prior to the date minimum distribution must commence, the life expectancy of a beneficiary who was your spouse on the date of your death shall be recalculated annually for purposes of any minimum distribution. An election not to recalculate shall be irrevocable and shall apply to all subsequent years. The life expectancy of a beneficiary who was not your spouse on the date of your death shall not be recalculated.

To the extent required by the Code, life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations.

MULTIPLE ROTH IRAS -- MINIMUM DISTRIBUTION AT DEATH
If permitted to do so under Sections 408(a)(6) and 408(b)(3) and related provisions of the Code, a designated beneficiary of two or more Roth IRA's of the same deceased person may satisfy the minimum distribution requirements under this contract by receiving a distribution from any one or more of those Roth IRAs that is equal to the amount required to satisfy the minimum distribution requirements for all of those Roth IRAs. To the extent permitted by IRS rules, the designated beneficiary of two or more Roth IRAs of the same person may use the "alternating method" described in Notice 88-38, 1988-1
C.B 524, to satisfy the minimum distribution requirements described above. However, if an annuity form of payment was previously begun, payments must continue during the term and in the amount specified for that form of payment.

REPORTS
We will send you such information annually as may be required under the Code and regulations and public revenue rulings thereunder.

RIGHTS RESERVED BY US
You agree to authorize us to amend the contract so that it conforms to changes in the Code, regulations, and public revenue rulings governing a Roth IRA. We will send you a copy of any required amendment.

NONFORFEITURE
Your entire interest in the contract is nonforfeitable. You do, however, remain subject to all contract charges, including surrender charges, if applicable.

RESPONSIBILITY
You are responsible for compliance with the Code requirements relating to a Roth IRA. We are not liable for any tax or tax penalties on amounts paid out or applied to this contract.

Valid contributions under any Roth IRA are based on compensation including wages, salaries, professional fees, tips, bonuses, taxable alimony, and self employment income. It does not include interest, dividends, rent, retirement benefits, income from the sale of property, or certain other forms of income. Rollovers or direct transfers from other Roth IRAs and from traditional IRAs maintained by you also may be possible. Contact your own tax adviser to determine if your program is valid.

This endorsement is effective as of the date it is added to the contract. It supersedes any IRA endorsement previously added to the contract.

               /s/ John J Hite                       /s/ Robert B Pollock
               ---------------                       --------------------
                 SECRETARY                               PRESIDENT

                      FIRST FORTIS LIFE INSURANCE COMPANY

                     ANNUITY COMMENCEMENT DATE ENDORSEMENT

The last sentence of the first paragraph under the subsection entitled Annuity Commencement Date under the section of the Contract entitled PAYMENT OF BENEFITS is hereby deleted and replaced by the following:

    The Annuity Commencement Date cannot be later than the Annuitant's 90th birthday.

Signed for the Company at the Home Office in Syracuse, New York, to take effect on the Contract Date.

               /s/ John J Hite                       /s/ Robert B Pollock
               ---------------                       --------------------
                 Secretary                               President